===============================================================================


                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                                 NCO GROUP, INC.
                                       AND
                             CMS A/R SERVICES, INC.


===============================================================================






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                                TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----

ARTICLE 1         AGREEMENT TO PURCHASE AND SELL.......................................................  1
         Section 1.1       Purchase and Sale of Seller's Assets........................................  1
         Section 1.2       Purchased Assets............................................................  1
         Section 1.3       Assumed Liabilities.........................................................  2

ARTICLE 2         PURCHASE PRICE.......................................................................  2
         Section 2.1  .................................................................................  2

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF SELLER.............................................  2
         Section 3.1       Organization; Corporate Power; Etc..........................................  2
         Section 3.2       Licenses and Permits........................................................  2
         Section 3.3       Authorization of Agreement No Conflicts.....................................  2
         Section 3.4       Compliance with Applicable Laws.............................................  3
         Section 3.5       Litigation..................................................................  3
         Section 3.6       Title to Assets other than Real Property....................................  3
         Section 3.7       Reserved....................................................................  3
         Section 3.8       Brokers and Finders.........................................................  3
         Section 3.9       Material Contracts..........................................................  3
         Section 3.10      Material Event..............................................................  3
         Section 3.11      Effective Date of Representations, Warranties,
                           Covenants and Agreements....................................................  3

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................................  4
         Section 4.1       Organization; Corporate Power; Etc..........................................  4
         Section 4.2       Licenses and Permits........................................................  4
         Section 4.3       Authorization of Agreement; No Conflicts....................................  4
         Section 4.4       Brokers and Finders.........................................................  4
         Section 4.5       Effective Date of Representations, Warranties,
                           Covenants and Agreements....................................................  4

ARTICLE 5         ADDITIONAL AGREEMENTS................................................................  4
         Section 5.1       Due Diligence, Access to Information, Etc...................................  4
         Section 5.2       Access To Client Files/Conversion...........................................  5
         Section 5.3       Expenses....................................................................  5
         Section 5.4       Taking of Necessary Action/Requisite Regulatory Approvals...................  5
         Section 5.5       Notification of Certain Events..............................................  5
         Section 5.6       Personal, Property and Sales Taxes..........................................  5
         Section 5.7       Survival of Representations and Warranties..................................  6
         Section 5.8       Use of Name.................................................................  6
         Section 5.9       Employees...................................................................  6
         Section 5.10      Future Business.............................................................  6
         Section 5.11      Specific Uncollected Accounts...............................................  7
         Section 5.12      Commonwealth Edison Company Receivable......................................  7
         Section 5.13      Audit.......................................................................  7

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                                       (i)

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
ARTICLE 6         CONDUCT OF BUSINESS..................................................................  7

ARTICLE 7         CONDITIONS PRECEDENT TO CLOSING......................................................  7
         Section 7.1       Condition to the Parties' Obligations.......................................  7
         Section 7.2       Conditions to Purchaser's Obligations.......................................  7
         Section 7.3       Conditions to Seller's Obligations..........................................  8

ARTICLE 8         CLOSING..............................................................................  9
         Section 8.1       Closing.....................................................................  9
         Section 8.2       Purchase Price..............................................................  9
         Section 8.3       Conveyance and Transfer; Assumption.........................................  9
         Section 8.4       Certificate.................................................................  9
         Section 8.5       Opinion of Seller's Counsel.................................................  9
         Section 8.6       Opinion of Purchaser's Counsel.............................................  10

ARTICLE 9         TERMINATION, AMENDMENTS AND WAIVERS.................................................  10
         Section 9.1       Termination................................................................  10
         Section 9.2       Effect of Termination; Survival............................................  10
         Section 9.3       Amendment..................................................................  10
         Section 9.4       Waiver.....................................................................  10

ARTICLE 10        INDEMNIFICATION.....................................................................  11
         Section 10.1      Indemnification by Seller..................................................  11
         Section 10.2      Indemnification by Purchaser...............................................  11
         Section 10.3      Notice.....................................................................  11
         Section 10.4      Limitation of Indemnity....................................................  11

ARTICLE 11        GENERAL PROVISIONS..................................................................  12
         Section 11.1      Notices....................................................................  12
         Section 11.2      Counterparts...............................................................  12
         Section 11.3      Entire Agreement/No Third Party Rights/Assignment..........................  12
         Section 11.4      Governing Law..............................................................  13
         Section 11.5      Non-disclosure of Agreement................................................  13
         Section 11.6      Headings/Table of Contents.................................................  13
         Section 11.7      Enforcement of Agreement...................................................  13
         Section 11.8      Severability...............................................................  13
         Section 11.9      Confidentiality............................................................  13
         Section 11.10     Certain Definition.........................................................  13


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                                      (ii)

                         INDEX OF EXHIBITS AND SCHEDULES

Schedule A
Schedule B
Schedule 1.2.5
Schedule 3.5
Schedule 3.9
Schedule 5.11

Exhibit 7.2.5
Exhibit 7.2.9
Exhibit 8.5
Exhibit 8.6

FFS&E
Office and Equipment Leases
Trust and Credit Card Bank Accounts Litigation
Material Contracts
Specific Uncollected Accounts
Form of Agreement Not to Compete Form of Collection Agreement
Form of Opinion of Counsel to Seller
Form of Opinion of Counsel to Purchaser



                                      (iii)

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of January 21, 1997 by and between CMS A/R SERVICES, INC. a Michigan Corporation ("Seller") and NCO GROUP, INC., a Pennsylvania Corporation ("Purchaser").

                                   WITNESSETH

         WHEREAS the Board of Directors of Seller has determined that it is in the best interests of Seller for Seller to sell substantially all of its assets;

         WHEREAS the Board of Directors of Purchaser has determined that it is in the best interests of Purchaser for Purchaser to purchase substantially all of Seller's assets; and

         WHEREAS each of the Boards of Directors of Seller and Purchaser has approved this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of these premises and the representations, warranties and agreements herein contained, and intending to be legally bound, Seller and Purchaser hereby agree as follows:

                                    ARTICLE 1
                         AGREEMENT TO PURCHASE AND SELL

         Section 1.1 Purchase and Sale of Seller's Assets. At the closing of the transactions contemplated by this Agreement (the "Closing"), Seller will sell to Purchaser, and Purchaser will purchase from Seller, all assets exclusively associated with Seller's receivables management, teleservices and accounts collection business (the "Business"), including certain accounts, certain accounts, certain liabilities and certain assets of Seller.

         Section 1.2 Purchased Assets. The assets to be conveyed to Purchaser by Seller at the Closing (the "Purchased Assets") are the following:

                           1.2.1 Certain furniture, fixtures, supplies and
equipment, all as more particularly described on Schedule A hereto (collectively, the "FFS&E");

                           1.2.2 All of Seller's rights under all contracts,
leases and agreements relating to the Business, including, but not limited to, office and equipment leases as listed on Schedule B hereto;

                           1.2.3 All notes and accounts receivable held by
Seller and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any person held by Seller;

                           1.2.4 All goodwill and all books and records of
Seller associated with the Business, including without limitation, all customer lists and customer files;

                           1.2.5 The trust and credit card bank accounts listed
on Schedule 1.2.5 hereto Purchased Assets shall not include cash, tax related assets, Seller's name, except pursuant to Section

5.8 herein, trademarks, service marks or any other asset or right of Seller without Seller's prior written consent to such use.

         Section 1.3 Assumed Liabilities. The liabilities of Seller to be assumed by Purchaser at the Closing (the "Assumed Liabilities") include Seller's liabilities and obligations under customer and client contracts relating to the Business as well as all office and equipment leases relating to the Business as listed on Schedule B hereto. Purchaser does not assume any other liabilities of Seller other than those described above.

                                    ARTICLE 2
                                 PURCHASE PRICE

         Section 2.1 The price to be paid by Purchaser to Seller and BLC (the "Purchase Price") in consideration of Seller's conveyance of the Purchased Assets to Purchaser and the assumption by Purchaser of the Assumed Liabilities shall be equal to the sum of the following:

                           2.1.1 A non refundable deposit of $50,000 payable on
the date of the execution of this Agreement to be held in escrow by counsel for Purchaser until Closing (the "Deposit"); and

                           2.1.2 An amount equal to $4,311,222 payable at
Closing.

                           2.1.3 An amount equal to $738,778 payable at Closing
to BLC Corporation ("BLC") (the "Dialer Payoff").

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to and covenants and agrees with Purchaser as follows:

         Section 3.1 Organization; Corporate Power; Etc. Seller is a Michigan corporation duly organized, validly existing and in good standing under the laws of the State of Michigan with full corporate power and authority to own, lease and operate its properties and assets and to carry on the Business.

         Section 3.2 Licenses and Permits. Seller has all licenses, certificates, franchises, rights and permits that are necessary for the conduct of the Business, and such licenses are in full force and effect, except for any lack or failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on Seller or the Business. The Business has been conducted, and will be conducted until the Closing Date, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

         Section 3.3 Authorization of Agreement No Conflicts.

                           3.3.1 The execution and delivery of this Agreement by
Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and by general equitable principles.

                           3.3.2 The execution and delivery of this Agreement
and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the articles or bylaws of Seller or any mortgage, indenture, lease, agreement (either written or oral) or other instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or its properties, other than any such conflict, violation, default or loss which will not have a material adverse effect on the Business.

         Section 3.4 Compliance with Applicable Laws. Seller's activities are not being, conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a material adverse effect on the Business.

         Section 3.5 Litigation. Except as set forth on Schedule 3.5, there is no suit, action or proceeding pending or, to the knowledge of Seller, threatened against or affecting the Business, which, if adversely determined, would have a material adverse effect on the Business; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding regarding the Business having any such effect.

         Section 3.6 Title to Assets other than Real Property. Seller owns (or leases as disclosed on Schedules A and B) and has good and marketable title to the FFS&E free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature.

         Section 3.7 Reserved.

         Section 3.8 Brokers and Finders. Seller is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

         Section 3.9 Material Contracts. Schedule 3.9 lists all of the material agreements, obligations and understandings to which Seller is a party as of the date of this Agreement.

         Section 3.10 Material Event. Seller is not aware of any actual or threatened material event or change which would effect the Business or the client base of the Business in such a way as to have a material adverse effect on the Purchased Assets or the value of the Business taken as a whole.

         Section 3.11 Effective Date of Representations, Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of Seller set forth in this Agreement shall be deemed to be made on and as of the date hereof.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller that:

         Section 4.1 Organization; Corporate Power; Etc. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

         Section 4.2 Licenses and Permits. Purchaser has all material licenses and permits that are necessary for the conduct of its businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on Purchaser.

         Section 4.3       Authorization of Agreement; No Conflicts.

                           4.3.1 The execution and delivery of this Agreement
and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and Constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or by general equitable principles.

                           4.3.2 The execution and delivery of this Agreement
and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the articles or bylaws of Purchaser or, any material mortgage, indenture, lease, agreement or other material instrument, or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser, other than any such conflict, violation, default or loss which (i) will not have a material adverse effect on Purchaser; or (ii) will be cured or waived prior to the Closing.

         Section 4.4 Brokers and Finders. Purchaser is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby.

         Section 4.5 Effective Date of Representations, Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of Purchaser set forth in this Agreement shall be deemed to be made on and as of the date hereof.

                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

         Section 5.1 Due Diligence, Access to Information, Etc.

                           5.1.1 Following the execution of this Agreement and
before the Closing, upon reasonable notice Seller shall allow Purchaser and its accountants, counsel and other

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representatives reasonable access to its officers, employees, properties, books, contracts, commitments, records and files of the Business.

                           5.1.2 Following the Closing, during normal business
hours, Seller will afford Purchaser, its counsel, accountants and other agents, full access to books, records or documents retained by Seller relating to the Assumed Liabilities. If Seller intends to destroy any of its books, records or documents relating to the Assumed Liabilities within three years of the Closing Date, Seller will notify Purchaser of such fact and retain them or deliver them to Purchaser as it shall determine.

                           5.1.3 Following the Closing, during normal business
hours, Purchaser will afford Seller, its counsel, accountants and other agents, full access to any books, records or documents acquired by Purchaser pursuant to this Agreement as Seller may reasonably request. If Purchaser intends to destroy any of such books, records or documents within three years of the Closing Date, Purchaser will notify Seller of such fact and retain them or deliver them to Seller as it shall determine.

         Section 5.2 Access To Client Files/Conversion. Following the execution of this Agreement and before the Closing Seller shall, if required by Purchaser permit Purchaser and its representatives access to Seller's client files and computer programs in order to permit Purchaser to begin the client data and other information of the Business to Purchaser's computer system.

         Section 5.3 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same.

         Section 5.4 Taking of Necessary Action/Requisite Regulatory Approvals. Each of the parties hereto agrees to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to, the Michigan Bulk Transfer Act. Without limiting the foregoing, Purchaser and Seller shall use their best efforts to obtain all consents of third parties and Governmental Entity necessary or, in the reasonable opinion of Purchaser or Seller, advisable for the consummation of the transactions contemplated by this Agreement, including but not limited to, complying with the reasonable requirements (rules and regulations) of the Securities and Exchange Commission as such may be relative to the consummation of the transaction contemplated herein. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Purchaser with full title to the Purchased Assets, the proper officers or directors of Purchaser or Seller, as the case may be, shall take all such necessary action.

         Section 5.5 Notification of Certain Events. The parties shall promptly advise each other in writing of any change or event which could reasonably be expected to have a adverse effect on the transactions contemplated by this Agreement.

         Section 5.6 Personal, Property and Sales Taxes. Purchaser shall be responsible to pay all personal property or sales taxes, if any, arising out of the sale of the Purchased Assets.

         Section 5.7 Survival of Representations and Warranties. All representations, warranties of Seller and Purchaser contained or made pursuant to this Agreement shall survive the Closing for a period of six months.

         Section 5.8 Use of Name. The parties agree that nothing in this Agreement shall convey any right, title or interest, by license or assignment to the tradenames "CMS", "CMS ENERGY", "CONSUMERS POWER COMPANY", "CONSUMERS ENERGY", "CMS UTILITY SERVICES, INC.", or any colorable variation thereof. The parties acknowledge that any use of these names shall constitute an infringement on the rights of Seller or any of its affiliates. However, notwithstanding the foregoing, Purchaser may use the Seller's service mark "CMS," pursuant to a royalty free license, for a period of eighteen (18) months following the Closing Date, under the following limited circumstances:

                           5.8.1 "CMS" may only be used with the trade name "CMS
A/R Services, Inc." and in no other way whatsoever.

                           5.8.2 Purchaser's permitted use of "CMS A/R Services,
Inc." may only be used when it accompanies Purchaser's use of its trade name or service mark (which will not be a colorable variation of "CMS A/R Services, Inc.") and such use will only be made when preceded by the phrase "formerly known as" immediately preceding such use in a type size not less than the type size used for the letters "CMS."

                           5.8.3 Purchaser's permitted use of "CMS" shall be for
a period of eighteen (18) months following the Closing Date and any use of "CMS" (or any colorable variation) after such eighteen (18) month period is acknowledged by the Purchaser to be an infringement of the trademark rights of Seller and would subject the Purchaser to an injunction to avoid Seller's irreparable harm and to damages for such use. If such infringement occurs, Seller shall give written notice to Purchaser before seeking an injunction.

                           5.8.4 Purchaser will provide Seller a copy of each
proposed use of "CMS" before it is used in public to assure Purchaser's compliance with this provision.

                           5.8.5 Purchaser's use of "CMS" shall be limited to
use in connection with the Business only.

         Section 5.9 Employees. Purchaser shall hire all employees of Seller and Seller shall use its best efforts to assist Purchaser in its efforts to hire employees of Seller.

         Section 5.10 Future Business. During the term of the Consumers Agreement (as defined in Section 7.2.9), if Seller, Consumers Power Company or any of their affiliates acquire any domestic utility company that does not have an internal accounts receivable processing department or that does not have a long term contract with a collection service provider or that has a long term contract with a collection service provider that may be terminated, Seller will cause, provided that Purchaser is not under material default under any agreement with Seller, Consumers Power Company or any of their affiliates to make such utility give Purchaser a right of first refusal to provide collection services at rates equal to written quotes obtained by such utility from Purchaser's competitors. In addition, if Consumers Power Company or any of their affiliates acquire any domestic utility company that has a long term contract with a collection service provider that may not be terminated until expiration of the term of agreement, upon such expiration, Seller shall give Purchaser the right of first refusal to provide collection services at rates equal to written quotes obtained by such utility from Purchaser's competitors.

         Section 5.11 Specific Uncollected Accounts. Seller and Purchaser agree that in the event that the outstanding accounts receivables listed on Schedule
5.11 attached hereto, are uncollectible in the ordinary course of business by the Purchaser after Closing, Seller, upon receiving written notice from Purchaser of non-collection, shall pay to Purchaser the amount of such uncollected receivable.

         Section 5.12 Commonwealth Edison Company Receivable. Seller currently has an account receivable owing from Commonwealth Edison Company ("Com Ed") that has been valued by the parties at $463,524.00 (the "Com Ed Receivable"). The final value and ultimate collection of the Com Ed Receivable will occur after Closing. Seller and Purchaser agree that in the event that the amount ultimately collected from the Com Ed Receivable is less that $463,524.00, Seller will pay the difference to Purchaser. Seller and Purchaser also agree that in the event that the amount ultimately collected from the Com Ed Receivable is greater than $463,524.00, Seller and Purchaser shall split such excess in equal portions and Purchaser shall pay to Seller its equal share of such surplus.

         Section 5.13 Audit. The parties agree that Purchaser shall bear the cost of the audit to be conducted by Arthur Andersen pursuant to Section 7.2.7 for the year ended December 31, 1996. In no event shall Purchaser pay more than $32,000 for such audit.

                                    ARTICLE 6
                               CONDUCT OF BUSINESS

         During the period from the date of execution of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to
Article 9, Seller agrees (except to the extent Purchaser shall otherwise consent in writing or as may be required by law or regulation), to carry on the Business in the ordinary course in substantially the manner in which heretofore conducted and use all reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, and preserve its relationship with customers, suppliers and others having business dealings with it and will not enter into any material contracts or make any changes to its furniture, fixtures and equipment without the prior written consent of Purchaser.

                                    ARTICLE 7
                         CONDITIONS PRECEDENT TO CLOSING

         Section 7.1 Condition to the Parties' Obligations. The obligations of all the parties to this Agreement to consummate the transactions contemplated by this Agreement shall be Subject to the fulfillment of the conditions that there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity which: (i) makes the consummation of the purchase and sale illegal; or (ii) imposes any condition upon Purchaser which would be materially burdensome to Purchaser.

         Section 7.2 Conditions to Purchaser's Obligations. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

                           7.2.1 The representations and warranties of Seller
contained in Article 3 shall be true in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a material adverse effect on the Business or upon the consummation of the transactions contemplated hereby; Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have, a material adverse effect on the Business or upon the consummation of the transactions contemplated hereby.

                           7.2.2 Any consent required for the consummation of
the transactions contemplated by this Agreement under any agreement, contract or license to which Seller is a party or by or under which it is bound or licensed, the withholding of which may reasonably be expected to have a material adverse effect on Purchaser or the Business shall have been obtained.

                           7.2.3 Purchaser shall have received from legal
counsel to Seller an opinion dated the Closing Date in substantially the form attached hereto as Exhibit 8.5.

                           7.2.4 Counsel for Purchaser shall have approved, in
the exercise of counsel's reasonable discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to Purchaser hereunder.

                           7.2.5 Purchaser and Seller shall have executed an
agreement not to compete for a period of 5 years in substantially the form of
Exhibit 7.2.5 to this Agreement.

                           7.2.6 Reserved

                           7.2.7 Seller shall provide to Purchaser on or before
Closing audited financial statements for the Business for the years ended December 31, 1995 and 1996.

                           7.2.8 Purchaser shall have entered into an employment
agreement with Mike Lattas, a key employee of Seller.

                           7.2.9 Seller shall cause Consumers Power Company to
enter into a collection services agreement with Purchaser for a term of not less than 3 years in substantially the form of Exhibit 7.2.9 to this Agreement (the "Consumers Agreement").

         Section 7.3 Conditions to Seller's Obligations. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

                           7.3.1 The representations and warranties of Purchaser
contained in Article 4 shall be true in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a material adverse effect on Purchaser or upon the consummation of the transactions contemplated hereby; Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have, a material adverse effect on Purchaser or upon the consummation of the transactions contemplated hereby.

                           7.3.2 Seller shall have received from legal counsel
to Purchaser an opinion dated the Closing Date in substantially the form attached hereto as Exhibit 8.6.

                           7.3.3 Counsel for Seller shall have approved, in the
exercise of counsel's reasonable discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to Seller hereunder.

                                    ARTICLE 8
                                     CLOSING

         Section 8.1 Closing. The Closing shall take place on or before January 31, 1997 (the "Closing Date") or such time after January 31, 1997 as the parties may mutually agree, and shall be held at offices of the Business located at 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126 or at such place as the parties may mutually agree. The following actions shall occur at the Closing:

         Section 8.2 Purchase Price. Purchaser shall deliver to Seller, in immediately available funds, $4,311,222 which represents the balance of the Purchase Price less the Deposit and the Dialer Payoff. Purchaser shall deliver to BLC, in immediately available funds, $738,778 which represents the Dialer Payoff. Counsel for Purchaser shall release the Deposit to Seller. Seller shall notify Purchaser in writing no less than three (3) business days prior to the Closing Date of the appropriate wire transfer instructions.

         Section 8.3 Conveyance and Transfer; Assumption. Seller shall deliver to Purchaser such instruments of conveyance and transfer, in form and substance satisfactory to Purchaser's counsel, as shall be effective to vest in Purchaser marketable title to all the Purchased Assets. Seller shall reasonably cooperate with Purchaser to put Purchaser in actual possession and operating control of the Purchased Assets. Purchaser shall deliver to Seller such instruments of assumption, as shall effectively cause Purchaser to assume the obligations of the Assumed Liabilities.

         Section 8.4 Certificate. Purchaser shall deliver to Seller, and Seller shall deliver to Purchaser, a certificate, signed by a duly authorized officer of the delivering corporation, representing and warranting that the representations and warranties made by it hereunder were true and correct when made and have continued true and correct through the Closing, for this purpose substituting the Closing Date for the date of this Agreement, except where such representations or warranties expressly refer to an earlier time, and that the delivering corporation has performed all obligations required to be performed by it hereunder.

         Section 8.5 Opinion of Seller's Counsel. Seller shall deliver to Purchaser an opinion of its counsel in substantially the form of Exhibit 8.5 to this Agreement.

         Section 8.6 Opinion of Purchaser's Counsel. Purchaser shall deliver to Seller an opinion of its counsel in substantially the form of Exhibit 8.6 to this Agreement.

                                    ARTICLE 9
                       TERMINATION, AMENDMENTS AND WAIVERS

         Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                           9.1.1 by mutual consent of Seller and Purchaser;

                           9.1.2 by either Purchaser or Seller upon the failure
to satisfy the condition specified in Section 7.1;

                           9.1.3 by either Seller or Purchaser if the Closing
Date shall not have occurred by the close of business on June 30, 1997;

                           9.1.4 by either Seller or Purchaser if there shall
have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing and which breach would, in the reasonable opinion of the non-breaching party, individually or in the aggregate, have, or be reasonably likely to have, a material adverse effect on the non-breaching party or upon the consummation of the transactions contemplated hereby;

                           9.1.5 by either Seller or Purchaser if there shall
have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within twenty business days following receipt by the breaching party of written notice of such breach from the other party hereto;

                           9.1.6 by Purchaser upon the failure to satisfy any
conditions specified in Section 7.2.

                           9.1.7 by Seller upon the failure to satisfy any
conditions specified in Section 7.3.

         Section 9.2 Effect of Termination; Survival. No termination of this Agreement as provided in Section 9.1 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.3 or 10.5 hereto or from any liability or damage to any other party hereto arising out of, in connection with or otherwise relating to, directly or indirectly, said party's material breach or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any material breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

         Section 9.3 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective boards of directors or their duly authorized officers.

         Section 9.4 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.

                                   ARTICLE 10
                                 INDEMNIFICATION

         Section 10.1 Indemnification by Seller. Except as hereinafter set forth, Seller shall indemnify and hold harmless Purchaser, and its respective successors and assigns, against, and in respect of, any and all damages, claims, losses, liabilities (collectively a "Loss") which may arise out of: (i) any breach or violation of this Agreement by Seller; (ii) any breach of any of the representations, warranties or covenants made in Section 3 of this Agreement by Seller or (iii) any events or occurrences arising prior to the Closing. The warranties and representations of Seller shall survive the Closing for a period of six months and the sole remedy of Purchaser for a breach of such warranties or representations shall be pursuant to the terms of this Article 10.

         Section 10.2 Indemnification by Purchaser. Except as hereinafter set forth, Purchaser shall indemnify and hold harmless Seller, Seller's parent company and its respective successors and assigns, against, and in respect of, any and all damages, claims, losses, liabilities which may arise out of: (i) any breach or violation of this Agreement by Purchaser; or (ii) the Assumed Liabilities; or (ill) any breach of any of the representations, warranties or covenants made in Section 4 of this Agreement by Seller. The warranties and representations of Purchaser shall survive the Closing for a period of six months and tile sole remedy of Seller for a breach of such warranty or representations shall be pursuant to the terms of this Article 10.

         Section 10.3 Notice. Promptly after acquiring knowledge of any Loss or any action, suit, investigation, proceeding, demand, assessment, audit, judgment or claim which may give rise to a Loss against which Seller or Purchaser (an "Indemnifying Party"), has indemnified a party to this Agreement (an "Indemnified Party"), such Indemnified Party shall give the Indemnifying Party written notice thereof The Indemnifying Party shall, at its own expense, promptly defend, contest or otherwise protect against any such Loss or any such action, suit, investigation, proceeding, demand, assessment, audit, judgment or claim and shall receive from the Indemnified Party all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees of such Indemnified Party who are familiar with the transactions out of which any such Loss, action, suit, investigation, proceeding, demand, assessment, audit, judgment or claim may have arisen. In the event that the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so. In the event that the Indemnifying Party, after written notice from an Indemnified Party, fails to take timely action to defend the subject matter of such notice, the Indemnified Party shall have the right to defend the same by counsel of its own choosing, but at the cost and expense of the Indemnifying Party.

         Section 10.4 Limitation of Indemnity. Notwithstanding any provisions in this Agreement to the contrary:

                           10.4.1 Before an Indemnified Party may assert a claim
for indemnity under this Section 10, the Indemnified Party must give or cause to be given the written notice required by subsection 10.3 of this Section 10.

                           10.4.2 The indemnity obligation of any Indemnifying
Party under this Section 10 shall not apply until the aggregate amount of claims asserted or demands made would, with notice, give rise to an obligation to indemnify, that exceeds 5% of the Purchase Price (the "Indemnity Basket"), and then only with respect to any amounts in excess thereof The indemnity obligation of any Indemnifying Party shall not be limited by the Indemnity Basket in the event that the claims asserted against the Indemnifying Party are the result of intentional misrepresentation or fraud.

                           10.4.3 The indemnity obligation of any Indemnifying
Party under this Section 10 shall be net of any proceeds actually received with respect thereto by the Indemnified Party under any policy of insurance maintained by the Indemnified Party (other than under a program of self insurance).

                                   ARTICLE 11
                               GENERAL PROVISIONS

         Section 11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), or sent by confirmed overnight courier on the date such notice is so delivered, mailed or sent, as the case may be, to the parties at the following addresses or (or any such other address for a party as shall be specified by like notice):

                  If to Purchaser at:

                           NCO Group, Inc.
                           1740 Walton Road
                           Blue Bell, Pennsylvania 19422
                           Attention: Michael J. Barrist
                           Telecopier No:

                  If to Seller at:

                           CMS Energy Corporation
                           Fairlane Plaza South
                           330 Town Center Drive, Suite 1100
                           Dearborn, Michigan 48126-2712
                           Attention: Robert C. Shrosbree
                           Telecopier No: 313-436-9225

         Section 11.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 11.3 Entire Agreement/No Third Party Rights/Assignment. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement previously executed by Purchaser (a) constitute the entire agreement and supersedes all prior agreements, representations, warranties and understandings, both written and oral among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by a party, by operation of law or otherwise, without the consent of the other parties and (d) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

         Section 11.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable conflicts of law.

         Section 11.5 Non-disclosure of Agreement. Purchaser and Seller agree, except as required by law upon the written advice of counsel, to not issue any public notice, disclosure or press release with respect to the transactions contemplated by this Agreement without seeking the consent of the other party, which consent shall not be unreasonably withheld.

         Section 11.6 Headings/Table of Contents. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning, or interpretation of this Agreement.

         Section 11.7 Enforcement of Agreement. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provision hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 11.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         Section 11.9 Confidentiality. The parties hereto agree that they will keep the terms and conditions of this Agreement in confidence and will not disclose such information to any third party, except to their respective professional advisors and as required to comply with law, requests or requirements of government agencies, including, but not limited to, rules and regulations of the Securities and Exchange Commission, and as may be required in judicial proceedings, without the written consent of the other parties. Purchaser agrees that, prior to the Closing, it will not contact Seller's employees or customers for any purpose without the prior consent of Seller.

         Section 11.10 Certain Definition. As used in this Agreement, the following term shall have the meanings set forth below:

                  "Governmental Entity" shall mean any court, federal, state, local or foreign Government or any administrative agency or commission or other governmental authority or instrumentality whatsoever.

                  IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                                            SELLER:

                             CMS A/R SERVICES, INC.


                             By: /s/ Preston D. Hopper
                                 ----------------------------------
                                 Preston D. Hopper
                                 Its: Chairman of the Board and President


                             PURCHASER:

                             NCO GROUP, INC.


                             By: /s/ Bernard R. Miller
                                 ----------------------------------
                                 Its: Senior Vice President